Exhibit 99.1

Zedge Announces Second Quarter Fiscal 2019 Results

New York, NY & Trondheim, Norway – March 13, 2019: Zedge, Inc. (NYSE AMERICAN: ZDGE) today announced results for the second quarter of its fiscal year 2019, the three months ended January 31, 2019.

Second Quarter FY 2019 Operational and Financial Highlights

(Results are for the 2nd quarter of FY 2019 and are compared to the 2nd quarter of FY 2018 except where otherwise noted.)

■ MAU (Monthly Active Users) for the last 30 days of the quarter increased by 3.4% to 36.7 million from 35.5 million in the comparable period of 2018 and by 6.0% from 34.6 million on a sequential quarter basis, driven by strong growth in emerging markets; MAU in well-developed markets fell 11.8% from January 2018 levels and increased by 1.8 % from October 2018;

■ Total installs at January 31, 2019 increased 20.2% to 367.9 million from 306.2 million;

■ Revenue decreased 15.5% to $2.57 million from $3.05 million;

■ Average revenue per MAU derived from our apps (ARPMAU) declined 21.2% for the quarter to $0.0215 from $0.0273 primarily because of the decline in MAU in well developed markets which command higher advertising rates than in emerging markets;

■ Selling, General and Administration (SG&A) expense decreased 16.4% to $2.16 million from $2.59 million, primarily attributable to lower net compensation costs of $318 thousand resulting from staff reduction and attrition in our Norwegian subsidiary, as well as the severance costs of $174 thousand incurred in prior year period (we had no severance charges in the current quarter);

■ Loss from operations during the quarter was $245 thousand, compared to a loss of $122 thousand, after accounting for depreciation and amortization of $328 thousand and $225 thousand in the respective periods;

■ Initiated testing of paid subscription in January to a limited number of users in the U.S. with positive initial results;

■ Zedge Premium GTV, or gross transaction value - that is the total sales volume transacting through the platform almost tripled to $117 thousand compared to Q1;

■ For the quarter, cash flow used in operating activities was $385 thousand compared to $147 thousand in cash flow provided by operating activities the same period last year; and

■ Net loss per share of $0.02, unchanged from a year ago.

Management Remarks

“We recently started offering – on a test basis - the ability for users to pay a recurring fee to remove unsolicited ads from the app. The early results are positive, encouraging us to market and promote this value-added experience to all users, globally,” said Tom Arnoy, co-founder and CEO of Zedge.

“The results indicate that there is a meaningful opportunity for us to meet the need of segments of our user base that are willing to pay to use our app. Over the coming months we hope to optimize according to user type, geography and price point as well as introduce new subscription opportunities. If ‘Ad Free’ continues performing well as we roll it out more broadly, it will open the door for us to invest in paid user acquisition as a growth mechanism, initially focusing on well developed economies which can yield a positive return on investment as well as delivering higher revenue per user in emerging markets where we have experienced solid growth for some time. During Q2, Zedge Premium continued growing with solid conversion rates. Even with de minimus marketing spend, GTV totaled $117 thousand, almost tripling when compared to Q1. During the quarter, we introduced premium sticker packs and enabled artists to launch their own storefronts without any manual intervention on our part. We are now ready to scale up and have started investing prudently in paid marketing campaigns focused on expanding our creative community. The data around users who avail themselves with sticker functionality has been holding steady confirming that our initial positive results were not due to novelty effect. To this end we are making stickers a more significant part of the user experience.”

“The one area where we continue to be challenged is our MAU demographic trends. Even as MAU increased by 3.4% on a year-over-year basis, we experienced a 11.8% decline in MAU in well-developed markets. A smaller user base in well-developed markets has had a disproportionate impact on revenue due to higher advertising rates in well-developed markets compared to emerging markets. To gain greater traction in well-developed markets, we remain committed to innovating with new content verticals, growing the artist base for Zedge Premium, introducing new monetization mechanisms and broadening our value proposition beyond mobile phone personalization. Our ‘Ad Free’ offering is part of this growth effort.”

Jonathan Reich, CFO and COO of Zedge, said, “The continued shift in in the geographic makeup of our user base negatively impacted overall revenue and ARPMAU. Zedge Premium, which is still early in its maturation, continues to be a material focus of ours as we believe that we offer something special for artists who want to market to our vast customer base and monetize their content with transparency. On the cost side of the business, SG&A fell both on a year-over-year and consecutive quarter basis by 16.4% and 6.4%, respectively, pointing to the success we have had in terms of lowering our cost structure. This decline was primarily a result of lower compensation costs a benefit that we have realized with the opening of our Lithuanian innovation center.”

Financial Results by Quarter (USD in thousands, other than Loss per Share and ARPMAU)

	Q2	Q2		%	Q2	Q1		%
	FY ’19	FY ’18	DELTA	Change	FY ’19	FY ’19	DELTA	Change
Revenue	$2,573	$3,045	$(472)	-15.5%	$2,573	$2,381	$192	8.1%
Direct Cost of Revenue	$328	$356	$(28)	-7.9%	$328	$350	$(22)	-6.3%
Total SG&A	$2,162	$2,586	$(424)	-16.4%	$2,162	$2,309	$(147)	-6.4%
Depreciation & Amortization	$328	$225	$103	45.8%	$328	$303	$25	8.3%
Loss from Operations	$(245)	$(122)	$(123)	100.8%	$(245)	$(581)	$336	-57.8%
Net (Loss)/Gain from FX & Other	$3	$(39)	$42	-107.7%	$3	$(122)	$125	-102.5%
Provision for (benefit from) income taxes	$(2)	$12	$(14)	-116.7%	$(2)	$3	$(5)	-166.7%
Net Loss	$(240)	$(173)	$(67)	38.7%	$(240)	$(706)	$466	-66.0%
Loss Per Share	(0.02)	(0.02)	$(0.00)	19.4%	$(0.02)	$(0.07)	$0.05	-66.1%
Total Current Assets Less Total Current Liabilities	$2,867	$4,353	$(1,486)	-34.1%	$2,867	$3,045	$(178)	-5.8%
MAU (Million)	36.7	35.5	1.2	3.4%	36.7	34.6	2.1	6.0%
Total Installs (Million)	367.9	306.2	61.7	20.2%	367.9	351.3	16.6	4.7%
ARPMAU	$0.0215	$0.0273	$(0.0058)	-21.2%	$0.0215	$0.0210	$0.0005	2.3%

Earnings Announcement and Supplemental Information

Zedge will host a conference call at 4:30 PM Eastern, March 13, 2019 beginning with management’s discussion of results, outlook and strategy followed by Q&A with investors. To participate in the call, please dial 866-682-6100 (U.S. toll free) or 862-298-0702 (International) at least five minutes before the 4:30 PM Eastern start and ask for the Zedge earnings conference call.

The call will also be webcast through this URL: https://www.investornetwork.com/event/presentation/43324 (through 6-13-19)

Starting approximately two hours after the call and continuing through 3/27/19, a call replay will be available by dialing Toll Free: 877-481-4010 or International: 919-882-2331 and entering the replay access code: 43324

Forward Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

About Zedge

Zedge is a content discovery and creation platform with a global audience of over 35 million monthly active users. We aspire to be the “everything you” destination that people turn to when seeking digital content that expresses their essence, individuality, and taste. Professional artists, individual creators, and brands use Zedge to market, distribute and sell their content. We have a rich and diverse library with more than a million images audio clips and digital stickers.

Contact:

Jonathan Reich

ir@zedge.net

ZEDGE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	January 31,	July 31,
	2019	2018
	(in thousands, except par value)
Assets
Current assets:
Cash and cash equivalents	$2,704	$3,408
Trade accounts receivable, net of allowance for doubtful accounts of $0 at January 31, 2019 and July 31, 2018	1,357	1,777
Prepaid expenses	300	316
Other current assets	112	302
Total current assets	4,473	5,803
Property and equipment, net	3,626	3,344
Goodwill	2,365	2,447
Other assets	375	125
Total assets	$10,839	$11,719
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$297	$280
Accrued expenses	1,309	1,428
Due to IDT Corporation	-	1
Total current liabilities	1,606	1,709
Total liabilities	1,606	1,709
Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—2,400; no shares issued	-	-
Class A common stock, $.01 par value; authorized shares—2,600; 525 shares issued and outstanding at January 31, 2019 and July 31, 2018	5	5
Class B common stock, $.01 par value; authorized shares—40,000; 9,824 and 9,786 shares issued and outstanding at January 31, 2019 and July 31, 2018, respectively	98	98
Additional paid-in capital	22,840	22,508
Accumulated other comprehensive loss	(833)	(702)
Accumulated deficit	(12,846)	(11,899)
Treasury stock, 14 shares at January 31, 2019 and 0 shares at July 31, 2018, at cost	(31)	-
Total stockholders’ equity	9,233	10,010
Total liabilities and stockholders’ equity	$10,839	$11,719

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (INCOME)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2019	2018	2019	2018
	(in thousands, except per share data)		(in thousands, except per share data)

Revenues	$2,573	$3,045	$4,954	$5,704
Costs and expenses:
Direct cost of revenues (exclusive of amortization of capitalized software and technology development costs included below)	328	356	678	728
Selling, general and administrative	2,162	2,586	4,471	5,558
Depreciation and amortization	328	225	631	382
Loss from operations	(245)	(122)	(826)	(964)
Interest and other income	38	4	45	14
Net loss resulting from foreign exchange transactions	(35)	(43)	(164)	(45)
Loss before income taxes	(242)	(161)	(945)	(995)
Provision for (benefit from) income taxes	(2)	12	1	(2)
Net loss	(240)	(173)	(946)	(993)
Other comprehensive income (loss):
Changes in foreign currency translation adjustment	-	239	(131)	102
Total other comprehensive income (loss)	-	239	(131)	102
Total comprehensive income (loss)	$(240)	$66	$(1,077)	$(891)
Loss per share attributable to Zedge, Inc. common stockholders:
Basic and diluted	$(0.02)	$(0.02)	$(0.09)	$(0.10)
Weighted-average number of shares used in calculation of loss per share:
Basic and diluted	10,051	9,749	10,038	9,703

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	January 31,
	2019	2018
	(in thousands)
Operating activities
Net loss	$(946)	$(993)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	631	382
Deferred income taxes	-	6
Stock-based compensation	331	272
Stock issued to FreeForm noteholders	-	242
Change in assets and liabilities:
Trade accounts receivable	420	(107)
Prepaid expenses and other current assets	207	138
Other assets	-	(4)
Trade accounts payable and accrued expenses	(106)	344
Due to IDT Corporation	(1)	(27)
Net cash provided by operating activities	536	253
Investing activities
Capitalized software and technology development costs and purchase of equipment	(916)	(798)
Investment in TreSensa	(250)	-
Net cash used in investing activities	(1,166)	(798)
Financing activities
Proceeds from exercise of stock options	-	91
Purchase of treasury stock in connection with restricted stock vesting	(31)	-
Net cash (used in) provided by financing activities	(31)	91
Effect of exchange rate changes on cash and cash equivalents	(43)	34
Net decrease in cash and cash equivalents	(704)	(420)
Cash and cash equivalents at beginning of period	3,408	4,580
Cash and cash equivalents at end of period	$2,704	$4,160